Exhibit 10.36

Name of Participant:  Ari Bousbib

Grant Date: December 31, 2015

IMS HEALTH HOLDINGS, INC.

2014 INCENTIVE AND STOCK AWARD PLAN

Restricted Stock Agreement

Pursuant to the IMS Health Holdings, Inc. 2014 Incentive and Stock Award Plan  (as amended from time to time, the “Plan”), IMS Health Holdings, Inc. (the “Company”) has granted to the Participant named above, on the grant date set forth above (the “Grant Date”), an award (the “Award”) of 923,962 shares of restricted stock (the “Restricted Stock”) under Section 6(d) of the Plan, subject in all cases to vesting and other terms and conditions set forth in this Restricted Stock Agreement (the “Agreement”).  For the avoidance of doubt, the total number of shares of Restricted Stock subject to the Award are subject to adjustment pursuant to Section 10 of the Plan.  A condition of the issuance of the Restricted Stock is that Participant remain employed from October 27, 2015 through December 31, 2015, which services are deemed to have a value not less than the aggregate par value of the Restricted Stock.

1.Vesting.  The Restricted Stock will vest as to 50% of the shares on the second anniversary of the Grant Date and as to the remaining 50% of the shares on the fourth anniversary of the Grant Date if, on the applicable vesting date, the Participant is and has been at all times since the Grant Date, either employed by the Company or one of its subsidiaries or in service to the Company as a director; provided, however, that the Restricted Stock is subject to accelerated vesting in accordance with Section 4(b).  Prior to vesting, the Company may retain in its possession the share certificate or other evidence of ownership (but Participant will be and remain the owner of the shares).

2.Use of Certain Defined Terms.  Capitalized terms used in this Agreement shall have the meaning specified in the Plan, unless a different meaning is specified herein.  In the event of a conflict between the terms and conditions of this Agreement and the Plan, the Plan shall control.

3.Evidence of Ownership of Shares; Delivery Upon Vesting.

(a)As an Award of Restricted Stock, the shares will be issued to the Participant as of the Grant Date.  Any Stock certificate or other evidence of ownership of the Restricted Stock will be in the name of Participant but will be held by the Company until the restrictions set forth herein have lapsed, and will bear a legend substantially as follows:

“The shares of Common Stock evidenced hereby are subject to the terms and conditions of a Restricted Stock Agreement dated December 31, 2015 between the registered owner and IMS Health Holdings, Inc.; such shares are subject to forfeiture under the terms of such Agreement; and such shares shall not be sold, transferred, assigned, pledged, encumbered or otherwise alienated or hypothecated except pursuant to the provisions of such Agreement.  A copy of such Agreement is available from IMS Health Holdings, Inc. upon request.”

Participant will have voting rights with regard to the Restricted Stock.

(b)Participant agrees that, upon request of the Company, he will deliver to the Company stock powers or other instruments of transfer or assignment, duly endorsed in blank with signature guaranteed, corresponding to each certificate for Restricted Stock or distributions thereon.  If Participant shall fail to provide the Company with any such stock power or other instrument of transfer or assignment, Participant hereby irrevocably appoints the Secretary of the Company as his attorney-in-fact to execute and deliver any such power or other instrument which may be necessary to effectuate the transfer of the Restricted Stock (or assignment of distributions thereon) on the books and records of the Company.

(c)Upon vesting of the Restricted Stock, the risk of forfeiture will lapse and evidence of ownership of the shares immediately will be delivered to the Participant free of the restrictions on transferability otherwise imposed under this Agreement and free of such risk of forfeiture (except for any applicable recoupment or clawback policy of the Company).  The method of delivery will be in the discretion of the Company, either by delivery of one or more share certificates to the Participant, delivery of the shares to a financial institution for the account of the Participant or delivery in any other commercially reasonable manner as may be determined by the Company.

(d)The Participant’s sales or other dispositions of shares of Stock following vesting will be subject to applicable restrictions under Company policies applicable to the Participant, including those covering insider trading by employees.

4.Termination of the Award.

(a)If the Participant’s employment by and service as a director of the Company and its subsidiaries (“Employment”) ceases for any reason prior to the vesting of shares of Restricted Stock, such unvested shares will be forfeited immediately unless otherwise determined by the Committee and subject to Section 4(b) below.  Other provisions of the Plan and this Agreement, including Sections 7 and 8, may result in the termination and forfeiture of the Award or portions thereof prior to vesting.

(b)In the event there occurs a Covered Transaction or Change in Control in which there is no assumption, continuation, substitution or cash-out of all or a portion of this Award (the “Terminating Restricted Stock”), the Terminating Restricted Stock will vest immediately before the consummation of the Covered Transaction or other event relating to the Change in Control that would cause the Common Stock to cease to be outstanding.  In the case of a Covered Transaction or a Change in Control in which the Restricted Stock will be assumed, continued, or substituted for (the “Continuing Restricted Stock”), in the event that, at or within 24 months after such Covered Transaction or Change in Control, (i) the Company terminates the Participant’s employment without Cause, (ii) the Participant terminates his employment for Good Reason, or (iii) an Expiration Termination occurs, the Continuing Restricted Stock will become fully vested immediately before such termination. For this purpose, the terms “Cause,” “Expiration Termination” and “Good Reason” have the meanings as defined in the Employment Agreement between the Participant and the Company, as in effect at the Grant Date.

5.Dividends and Adjustments.  In the event that the Company declares and pays regular cash dividends on Stock, any such dividends on the Restricted Stock payable prior to vesting will be retained by the Company and not paid to Participant (or, if delivered to the Participant, immediately will be returned by Participant to the Company).  Dividends other than regular cash dividends will result in an adjustment to the Award under Section 10 of the Plan (in which case the adjustment will be in lieu of payment of any such dividend). Shares of Stock or other property that directly or indirectly result from adjustments to a share of Restricted Stock shall be subject to the same risk of forfeiture, restriction on transferability and other terms and conditions as apply to such granted share of Restricted Stock.

6.Income Tax and Social Insurance Withholding.  Regardless of any action the Company takes with respect to any or all income tax (including U.S. federal, state and local taxes or non-U.S. taxes), social insurance, payroll tax, fringe benefit, payment on account or other tax-related withholding (“Tax-Related Items”), the Participant acknowledges that the ultimate liability for all Tax-Related Items legally due by the Participant is and remains the Participant’s responsibility and that the Company (a) makes no representations or undertakings regarding the treatment of any Tax-Related Items in connection with any aspect of the Award, including the grant of the Restricted Stock, the vesting of the Restricted Stock, the subsequent sale of any shares of Stock resulting from the Award and the receipt of any dividends or other amounts resulting from any adjustment to the Award, and (b) does not commit to structure the terms of the Award or any aspect of the Award to reduce or eliminate the Participant’s liability for Tax-Related Items.  Participant is hereby advised that he is permitted under United States federal income tax law to elect (by filing a “Section 83(b)” election with the Internal Revenue Service) to be taxed on the compensation value of the Restricted Stock at the Grant Date, and agrees that if he makes such an election he will notify the Company immediately.  Unless the Participant has, in advance of the vesting of the Restricted Stock, made other arrangements satisfactory to the Company to satisfy withholding obligations, if the Participant’s country of residence (and/or the country of employment, if different) requires withholding of Tax-Related Items, the Company will withhold a sufficient number of whole shares of Stock that become vested having an aggregate fair market value sufficient to pay the minimum Tax-Related Items required to be withheld with respect to the vesting of the Restricted Stock.  The cash equivalent of the shares of Stock withheld will be used to settle the obligation to withhold the Tax-Related Items.  Alternatively, the Company may withhold the minimum Tax-Related Items required to be withheld with respect to the shares of Stocks in cash from the Participant’s regular salary and/or wages or any other amounts payable to the Participant.  In the event the withholding requirements are not satisfied through the withholding of shares of Stock by the Company or through the Participant’s regular salary and/or wages or other amounts payable to the Participant, no shares of Stock will be released to the Participant (or the Participant’s estate) upon vesting of the Restricted Stock unless and until satisfactory arrangements (as determined by the Committee) have been made by the Participant with respect to the payment of any Tax-Related Items that the Company determines, in its sole discretion, must be withheld or collected with respect to such Restricted Stock.  By accepting this grant of Restricted Stock, the Participant expressly consents and agrees to the withholding of shares of Stock and/or withholding from the Participant’s regular salary and/or wages or other amounts payable to the Participant as provided for hereunder.  All other Tax-Related Items related to the Restricted Stock are the Participant’s sole responsibility.

7.Transferability.  The Restricted Stock, Participant’s related rights and this Agreement are personal to the Participant, are non-assignable and are not transferable in any manner, by operation of law or otherwise, other than by will or the laws of descent and distribution.  Any attempted transfer, assignment, pledge or other disposition of the Restricted Stock, any rights granted under this Agreement or this Agreement that is contrary to the provisions of the Plan or this Section 7 shall be null and void.  Except as permitted by the Plan, the delivery of any evidence of ownership of the Restricted Stock will be made, during the Participant’s lifetime, only to the Participant.   A permitted transferee will have the rights of the Participant with regard to any transferred Award, subject to any limitations imposed by the Company.

8.Forfeiture; Recovery of Compensation.

(a)The Committee may determine that the Restricted Stock will be forfeited or release of the evidence of ownership of the shares will be delayed if the Participant is not in compliance with all applicable provisions of this Agreement and the Plan (including, but not limited to, Section 6, Section 8(b) and Section 9).

(b)By accepting this Award, the Participant expressly acknowledges and agrees that his or her rights, and those of any permitted transferee, with respect to the Restricted Stock, including to shares following vesting and proceeds from the disposition thereof, are subject to Section 9 of the Plan (including any successor provision). Nothing in the preceding sentence shall be construed as limiting the general application of Section 11(e) of this Agreement.

9.Other Undertakings.  To protect the interests of the Company and its direct and indirect affiliates and subsidiaries (individually, an “IMS Company” and collectively, the “IMS Companies”), including the confidential information of the IMS Companies and the confidential information of their respective customers, data suppliers, prospective customers and other companies with which the IMS Companies have a business relationship, and in consideration of the covenants and promises and other valuable consideration described in this Agreement, the Company and the Participant agree as follows.

(a)The Participant acknowledges and agrees that he is bound by the confidentiality and other covenants contained in one or more restrictive covenant and confidentiality agreements that he has executed with an IMS Company, which covenants and agreements are incorporated herein by reference and shall survive any exercise, expiration, forfeiture or other termination of this Agreement or the Restricted Stock issued hereunder. The Participant also acknowledges and agrees that the Company shall be an affiliate for purposes of such restrictive covenant and confidentiality agreements.

(b)The Participant acknowledges that the opportunity to participate in the Plan and the financial benefits that may accrue from such participation is good, valuable and sufficient consideration for the following:

(i)The Participant acknowledges and agrees that he is and will remain bound by the non-competition, non-solicitation and other covenants contained in the restrictive covenant and confidentiality agreement(s) that he has executed with any of the IMS Companies to the fullest extent permitted by law.

(ii)The Participant further acknowledges and agrees that the period during which the non-competition and non-solicitation covenants in such agreement(s) will apply following a termination of Employment shall be extended from twelve (12) months to eighteen (18) months; provided, however, that the remedies available for breach of any non-competition or non-solicitation covenants during such extended six-month period shall be limited to the following:  (x) to the extent then outstanding, the forfeiture of the Restricted Stock for no consideration, and (y) to the extent the Restricted Stock has vested on or after the date that is eighteen (18) months before the Participant’s cessation of Employment, with respect to the shares of Stock that became vested (including shares of Stock withheld for taxes), the Participant shall pay to the Company an amount equal to (A) the aggregate fair market value of such shares of Stock as of the date of vesting, plus (B) the excess, if any, of the aggregate proceeds of all sales of such shares of Stock over the amount described under subsection (A) above.  (For this purpose, the Participant’s earliest sales of shares following vesting will be deemed sales of the vested shares of Restricted Stock.)  The Company shall also be entitled to the foregoing remedies in the event of a material breach of any confidentiality, non-disclosure or other similar covenant contained in the restrictive covenant and confidentiality agreement(s) that the Participant has executed with an IMS Company.

(iii)The Participant further acknowledges and agrees to the Company’s application, implementation and enforcement of (a) such policy set forth in Section 9(b)(ii) of this Agreement and (b) any provision of applicable law or Company policy relating to cancellation, recoupment, rescission or payback of compensation and expressly agrees that the Company may take such actions as are necessary to effectuate such policy (as applicable to the Participant) or applicable law without further consent or action being required by the Participant.  For purposes of the foregoing, the Participant expressly and explicitly authorizes the Company to issue instructions, on the Participant’s behalf, to any brokerage firm and/or third party administrator engaged by the Company to hold Participant’s shares of Stock and other amounts acquired under the Plan to re-convey, transfer or otherwise return such shares of Stock and/or other amounts to the Company.  To the extent that the terms of this Agreement and such policy conflict, the terms of such policy shall prevail.

(iv)By accepting the Restricted Stock, the Participant consents to one or more deductions from any amounts any IMS Company owes the Participant from time to time in an aggregate amount equal to all amounts described in subsection (ii) above, to the extent such deductions are permitted by applicable law.  Any such deduction from an amount that constitutes a deferral of compensation under Code Section 409A may only take place at the time the amount would otherwise be payable to the Participant, except to the extent permitted by Code Section 409A.

10.Governing Law and Venue.

(a)This Agreement and all claims arising out of or based upon this Agreement or relating to the subject matter hereof shall be governed by and construed in accordance with the domestic substantive laws of the State of Delaware without giving effect to any choice or conflict of laws provision or rule that would cause the application of the domestic substantive laws of any other jurisdiction.

(b)Any legal proceeding arising out of this Plan or this Agreement shall be brought exclusively in the Federal or State courts located in the State of Delaware.  The Participant agrees to submit to personal jurisdiction and to venue in those courts.  The Participant further agrees to waive all legal challenges and defenses to the appropriateness of Delaware as the site of any such legal proceeding and to the application of the laws of the State of Delaware and any applicable Federal laws.

11.Miscellaneous.

(a)Notice hereunder shall be given to the Company at its principal place of business, and shall be given to the Participant at the last address shown in the Company’s records, or in either case at such other address as one party may subsequently furnish to the other party in writing.

(b)The Company reserves the right to impose other requirements on the Award, any shares of Stock issued pursuant to the Restricted Stock and the Participant’s participation in the Plan to the extent the Company determines, in its sole discretion, that such other requirements are necessary or advisable in order to comply with local law, rules and regulations or to facilitate the operation and administration of the Award and the Plan.  Such requirements may include (but are not limited to) requiring the Participant to sign any agreements or undertakings that may be necessary to accomplish the foregoing.

(c)The delivery of evidence of ownership of shares upon vesting of the Restricted Stock will be contingent upon the Company’s receipt of any agreement, statement or other evidence that the Company and/or the Committee may require to satisfy itself that such delivery pursuant to this Agreement and any subsequent resale of the shares of Stock will be in compliance with all applicable laws and regulations and with the requirements hereof and of the Plan.  The determination of the Committee as to such compliance shall be final and binding on the Participant.  If the Company elects a method of delivery under Section 3 other than delivery of a share certificate to Participant, Participant will be required to take appropriate steps to cause any nominee to transfer shares into the name of the Participant in order for Participant to become a record holder of the shares upon such delivery.

(d)This Agreement is subject in its entirety to the provisions of the Plan, which are incorporated herein by reference.  A copy of the Plan as in effect on the Grant Date has been furnished to the Participant. By accepting the Award, the Participant agrees to be bound by the terms of the Plan and this Agreement.

(e)The Agreement and the Plan constitute the entire understanding between the Participant and the Company regarding the Award, and any prior agreements, commitments or negotiations concerning the Award are superseded.

(f)Any provision of this Agreement that is deemed invalid, illegal or unenforceable in any jurisdiction shall, as to that jurisdiction and subject to this Section, be ineffective to the extent of such invalidity, illegality or unenforceability, without affecting in any way the remaining provisions thereof in such jurisdiction or rendering that or any other provisions of this Agreement invalid, illegal, or unenforceable in any other jurisdiction.  If any covenant should be deemed invalid, illegal or unenforceable because its scope is considered excessive, such covenant shall be modified so that the scope of the covenant is reduced only to the minimum extent necessary to render the modified covenant valid, legal and enforceable.  No waiver of any provision or violation of this Agreement by the Company shall be implied by the Company’s forbearance or failure to take action.

(g)The Restricted Stock is intended to be subject to Code Section 83 and therefore be exempt from the requirements of Code Section 409A. The Plan and this Agreement shall be administered and interpreted in a manner consistent with this intent. If the Company determines that this Agreement is subject to Code Section 409A and that it has failed to comply with the requirements of that Section, the Company may, at the Company’s sole discretion and without Participant consent, amend the Agreement to cause the terms and conditions of the Agreement to comply with Code Section 409A or be exempt from Code Section 409A.

12.Data Privacy.  The Company hereby notifies the Participant of the following in relation to the Participant’s personal data and the collection, processing and transfer of such data in relation to the Award and the Participant’s participation in the Plan pursuant to applicable personal data protection laws.  The collection, processing and transfer of the Participant’s personal data is necessary for the Company’s administration of the Plan and the Participant’s participation in the Plan, and the Participant’s denial and/or objection to the collection, processing and transfer of personal data may affect the Participant’s ability to participate in the Plan.  As such, the Participant voluntarily acknowledges, consents and agrees (where required under applicable law) to the collection, use, processing and transfer of personal data as described herein.  The Company holds certain personal information about the Participant, including (but not limited to) the Participant’s name, home address and telephone number, date of birth, social security number or other employee identification number, salary, nationality, job title, any shares of Stock or directorships held in the Company, details of all Awards or any other entitlement to shares of Stock awarded, canceled, purchased, vested, unvested or outstanding in the Participant’s favor for the purpose of managing and administering the Plan (“Data”).  The Data may be provided by the Participant or collected, where lawful, from third parties, and the Company will process the Data for the exclusive purpose of implementing, administering and managing the Participant’s participation in the Plan.  The data processing will take place through electronic and non-electronic means according to logics and procedures strictly correlated to the purposes for which the Data is collected and with confidentiality and security provisions as set forth by applicable laws and regulations in the Participant’s country of residence.  Data processing operations will be performed in a manner that minimizes the use of personal and identification data when such operations are unnecessary for the processing purposes sought.  The Data will be accessible within the Company’s organization only by those persons requiring access for purposes of the implementation, administration and operation of the Plan and for the Participant’s participation in the Plan.  The Company will transfer Data as necessary for the purpose of implementation, administration and management of the Participant’s participation in the Plan, and the Company may further transfer Data to any third parties assisting the Company in the implementation, administration and management of the Plan.  These recipients may be located in the European Economic Area, the United States or elsewhere throughout the world.  The Participant hereby authorizes (where required under applicable law) the recipients to receive, possess, use, retain and transfer the Data, in electronic or other form, for purposes of implementing, administering and managing the Participant’s participation in the Plan, including any requisite transfer of such Data as may be required for the administration of the Plan and/or the subsequent holding of shares of Stock on the Participant’s behalf to a broker or other third party with whom the Participant may elect to deposit any shares of Stock acquired pursuant to the Plan.  The Participant may, at any time, exercise the Participant’s rights provided under applicable personal data protection laws, which may include the right to (a) obtain confirmation as to the existence of the Data, (b) verify the content, origin and accuracy of the Data, (c) request the integration, update, amendment, deletion, or blockage (for breach of applicable laws) of the Data, and (d) oppose, for legal reasons, the collection, processing or transfer of the Data that is not necessary or required for the implementation, administration and/or operation of the Plan and the Participant’s participation in the Plan.  The Participant may seek to exercise these rights by contacting the Participant’s local human resources manager.

13.Acknowledgements and Acceptance.

In accepting this Award, the Participant acknowledges and agrees that, except as may be provided under the terms of any employment agreement between Participant and the Company:

(a)The Participant will have no claim or entitlement (1) to compensation or damages in consequence of the termination of Employment for any reason whatsoever and whether or not in breach of contract, insofar as such claim or entitlement arises or may arise from his or her ceasing to have any rights under the Plan or this Agreement, (2) to vesting of the Restricted Stock as a result of such termination of Employment, except as expressly provided in this Agreement, or (3) from the loss or diminution in value of the Restricted Stock or shares of Stock following the vesting of the Restricted Stock (including due to any delay in delivery of evidence of ownership following vesting); and, upon the grant of the Award and in partial consideration for his or her participation in the Plan and this Agreement, the Participant shall be deemed irrevocably to have waived any such claim or entitlement.

(b)All questions arising under this Agreement and the Plan shall be decided by the Committee in its sole discretion.

(c)Neither the grant of the Restricted Stock, nor the vesting of the Restricted Stock or delivery of evidence of ownership of Stock will give the Participant any right to be retained in the employ or service of the Company or any of its subsidiaries, affect the right of the Company or any of its subsidiaries, to discharge (as may otherwise be permitted under local law) or discipline the Participant at any time, or affect any right of the Participant to terminate his or her Employment at any time.

(d)The Participant acknowledges and agrees that the Plan is discretionary in nature and limited in duration, and may be amended, cancelled, or terminated by the Company, in its sole discretion, at any time.

(e)The grant of the Restricted Stock under the Plan is a one-time benefit and does not create any contractual or other right to receive Restricted Stock or benefits in lieu of Restricted Stock in the future.  The terms of future Restricted Stock, if any, will be determined by the Company in its sole discretion, including, but not limited to, the form and timing of such Award, the number of shares of Restricted Stock and the vesting provisions applicable to the Restricted Stock.

(f)The headings preceding the text of the sections hereof are inserted solely for convenience of reference, and shall not constitute a part of this Agreement, nor shall they affect its meaning, construction or effect.

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The Company, by its duly authorized officer, and the Participant have executed this Agreement as of the date first set forth above.

IMS HEALTH HOLDINGS, INC.

/s/ Harvey A. Ashman

SVP, General Counsel & External Affairs

and Corporate Secretary

Agreed and Accepted:

/s/ Ari Bousbib

Participant